UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
 Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 19, 2004

Date of Report (Date of earliest event reported)

BB&T Corporation
 (Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

This Form 8-K has 3 pages.

ITEM 5.   Other Events and Regulation FD Disclosure

          On March 19, 2004, BB&T Corporation (“BB&T”) revised 2004 earnings guidance to reflect the impact of fluctuations in interest rates and the resulting reduced profitability of BB&T’s mortgage banking operations.

          Based on current forecasts, management estimates 2004 earnings per diluted share, calculated on a basis consistent with generally accepted accounting principles, in the range of $2.71 to $2.86 per diluted share. BB&T’s previous guidance projected diluted earnings per share in the range of $2.81 to $2.91. It is anticipated that substantially all of the reduction in estimated earnings expected for 2004 will occur in the first quarter.

          “Fluctuations in interest rates are producing unexpected pressure on mortgage banking operations,” said Chairman and Chief Executive Officer John A. Allison. “Slower than anticipated mortgage originations in the first quarter have resulted in reduced mortgage banking income. In addition, the recent decline in the 10-year U.S. Treasury rate has resulted in impairment in the value of our mortgage servicing rights. Given these events, we believe it is prudent to lower the guidance we announced in January. Our current projections continue to support our belief that BB&T’s earnings for the third and fourth quarters of 2004 will improve significantly compared to the first two quarters of the year.”

          This filing contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BB&T’s Annual Report on Form 10-K dated December 31, 2003, filed with the Securities and Exchange Commission, for a summary of important factors that could affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this filing.

S  I  G  N  A  T  U  R  E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                BB&T CORPORATION
                                                                                (Registrant)

                                                                                By: /S/ EDWARD D. VEST

                                                                                Edward D. Vest
                                                                                Senior Vice President and Controller
                                                                                (Principal Accounting Officer)

Date:      March 19, 2004